Exhibit 10.23

HEALTHPORT, INC.

SENIOR PREFERRED STOCK

INVESTOR RIGHTS AGREEMENT

Dated as of October     , 2009

TABLE OF CONTENTS

1.	PREFERRED SHARES	1

2.	PUT RIGHTS.	1
	2.1 Put Right in the Event of a Change in Control	1
	2.2 Subordination.	2

3.	AFFIRMATIVE COVENANTS	3
	3.1 Financial Information, Reports, Notices and Information	3
	3.2 Payment Obligations	5
	3.3 Conduct of Business and Maintenance of Existence	6
	3.4 Maintenance of Properties	6
	3.5 Insurance	6
	3.6 Information Required by Rule 144A	7
	3.7 Inspection of Property; Books and Records	7
	3.8 Compliance with Law	7
	3.9 End of Fiscal Years; Fiscal Quarters	7

4.	NEGATIVE COVENANTS	8
	4.1 Limitation on Restricted Payments	8
	4.2 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	11
	4.3 Transactions with Affiliates	12
	4.4 Merger; Sale of Assets	13
	4.5 Limitations on Line of Business	15
	4.6 Asset Sales	15
	4.7 Senior Ranking of Preferred Shares	16
	4.8 Holding Company	16
	4.9 Financial Covenants	16

5.	EVENTS OF DEFAULT	17
	5.1 Redemption Following Event of Default	17
	5.2 Other Remedies	19

6.	REPRESENTATIONS AND WARRANTIES	19
	6.1 Corporate Status	19
	6.2 Corporate Power and Authority	19
	6.3 No Violation	20
	6.4 Litigation, Labor Controversies, etc.	20
	6.5 Approvals, Consents, etc.	20

7.	TRANSFER OF PREFERRED SHARES.	20
	7.1 Transfers Generally.	20
	7.2 Transfers in Violation of Agreement.	20
	7.3 Transfers of Preferred Shares.	21

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	7.4 Legend.	21

8.	DEFINITIONS; ACCOUNTING MATTERS	21
	8.1 Terms	22
	8.2 Interpretation	42

9.	MISCELLANEOUS	43
	9.1 Payments	43
	9.2 Expenses.	43
	9.3 Consent to Amendments	44
	9.4 Survival of Representations and Warranties; Entire Agreement; Effect on Prior Agreement	44
	9.5 Successors and Assigns	44
	9.6 Independence of Covenants	44
	9.7 Notices	44
	9.8 Satisfaction Requirement	45
	9.9 GOVERNING LAW	46
	9.10 SUBMISSION TO JURISDICTION	46
	9.11 WAIVER OF JURY TRIAL	46
	9.12 Severability	46
	9.13 Descriptive Headings; Advice of Counsel; Interpretation	47
	9.14 Counterparts	47

SCHEDULES

SCHEDULE A – PURCHASER SCHEDULE

SCHEDULE 4.3(g) – AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT A – FORM OF CERTIFICATE OF INCORPORATION

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SENIOR PREFERRED STOCK INVESTOR RIGHTS AGREEMENT

This SENIOR PREFERRED STOCK INVESTOR RIGHTS AGREEMENT (this “Agreement”), is entered into as of October     , 2009, by and among HealthPort, Inc., a Delaware corporation (the “Company”), and the persons listed on Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used but not otherwise defined herein shall have the meanings given to those terms in Section 8.1 below.

WHEREAS, the Purchasers acquired Senior Preferred Shares (the “Old Preferred Shares”) and Series C Shares (the “Series C Shares”) of CT Technologies Holdings, LLC, a Delaware limited liability company (the “Predecessor Company”), on June 15, 2007, pursuant to that certain Securities Purchase Agreement dated June 15, 2007, by and among the Predecessor Company and the Purchasers (as amended and restated on September 22, 2008, the “Prior Agreement”);

WHEREAS, the Purchasers, the Company and the Predecessor Company entered into that certain Contribution Agreement dated as of September     , 2009 (the “Contribution Agreement”), pursuant to which the Purchasers, among other things, contributed (i) all of their Old Preferred Shares to the Company in exchange for shares of senior preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”) and (ii) all of their Series C Shares to the Company in exchange for shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the parties hereto desire to enter into this Agreement to replace and supercede the Prior Agreement in substitution thereof, following which the Predecessor Company shall be relieved of all of its obligations thereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Purchasers agree as follows:

1. PREFERRED SHARES. The Company has authorized the issuance of the Preferred Shares to the Purchasers on the terms and conditions set forth in the Contribution Agreement and in the amounts set forth on Schedule A hereto. The Preferred Shares shall have the designations, rights, preferences and limitations set forth in the Certificate of Incorporation. The Certificate of Incorporation as in effect on the date hereof is in the form attached hereto as Exhibit A.

2. PUT RIGHTS.

2.1 Put Right in the Event of a Change in Control.

Notice of Occurrence of Change in Control. The Company shall provide written notice to each Holder of Preferred Shares not less than 35 days prior to the occurrence of any Change in Control. Such notice shall contain and constitute an irrevocable offer by the Company to acquire (if such Change in Control occurs), at each such Holder’s election, all or any part of such Holder’s Preferred Shares at a price per share (the “Put Price”) equal to the product obtained by multiplying (x) the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the date of the relevant Change of Control by (y) the Redemption Premium applicable with respect to such date. The offer to acquire Preferred Shares contemplated by this Section 2.1 shall specify: (i) a description (in reasonable detail) of the Change in Control; (ii) that the offer is being given by the Company in accordance with the terms of Section 2.1 of this Agreement and that such offer will be deemed to be accepted pursuant to Section 2.1(c) unless the Holder rejects such offer by written notice given to the Company within 30 days after such offer is made; (iii) the date (which date may be described by reference to the date such Change in Control occurs) fixed for redemption (the “Redemption Date”); and (iv) the Put Price.

(b) Condition to Company Action. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will take any action that consummates or finalizes a Change in Control unless (i) at least 35 days prior to such action it shall have given to each Holder of Preferred Shares written notice containing and constituting an offer to redeem Preferred Shares as described in Section 2.1(i) above and (ii) contemporaneously with such action, the Company redeems all Preferred Shares required to be redeemed in accordance with this Section 2.1.

(c) Rejection/Acceptance. A Holder of Preferred Shares may accept or reject the offer to redeem made pursuant to this Section 2.1 by causing a written notice of such acceptance or rejection to be given to the Company within 30 days after such offer is made (any such notice specifying an acceptance of such offer, an “Acceptance”). Such Acceptance shall specify the number of Preferred Shares to be so redeemed. A failure by such a Holder to respond to an offer to redeem made pursuant to this Section 2.1 shall be deemed to constitute an acceptance of such offer as to all Preferred Shares held by such Holder.

(d) Acceptance. Upon acceptance or deemed acceptance by any Holder of an offer to redeem given pursuant to Section 2.1(c), the Company shall become irrevocably obligated, subject to the occurrence of the Change in Control, to redeem such Preferred Shares as are specified in the Acceptance on the Redemption Date at the price specified pursuant to Section 2.1(i). In the event any Change in Control does not occur on the expected date, the Company shall keep each Holder of Preferred Shares reasonably and timely informed of (i) any deferral of the redemption of the Preferred Shares, (ii) the date on which such Change in Control and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances (or deemed acceptances) made pursuant to this Section 2.1 in respect of such proposed redemption shall be deemed rescinded without liability to the Company).

2.2 Subordination.

(a) Notwithstanding anything to the contrary set forth in this Section 3 or elsewhere in this Agreement, so long as any Senior Indebtedness or commitments with respect thereto remain outstanding, the Holders shall not be entitled to receive any payment under this Section 3, or elsewhere in this Agreement, unless and to the extent such payment is expressly permitted (including by waiver or amendment) under the terms of the applicable Senior Credit Documents; provided, however, that without the prior written consent of the Required Holders, the Company shall not defer, renew, extend, replace, refinance, amend, modify or supplement any Senior Credit Document or Senior Indebtedness (as the case may be) if the effect of such deferral, renewal, extension, replacement, refinancing, amendment, modification or supplement would (i) increase the aggregate principal amount of the Senior Indebtedness (except as permitted by the definition of Senior Indebtedness set forth below), (ii) increase the weighted average interest margins with respect to the Senior Indebtedness by more than 250 basis points, except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Credit Documents, (iii) extend the final scheduled maturity date of the Senior Indebtedness to a date later than the Scheduled Redemption Date, or (iv) add any new provision, or make any existing provision more restrictive, that directly restricts the Company’s ability to redeem the Preferred Shares on the Scheduled Redemption Date or make payments to the Holders under this Section 2.1 or elsewhere in this Agreement; provided, that the Holders hereby acknowledge and accept that all redemptions, purchases, dividends, retirements and all other payments related to the Preferred Shares is expressly prohibited by the terms of the Senior Credit Agreement as in effect on the date hereof.

(b) Subject to the foregoing, if any payment or distribution, or the proceeds thereof, are received by any Holder pursuant to Section 2.1, or elsewhere in this Agreement, prior to the repayment in full of, and termination of all commitments with respect to, all Senior Indebtedness, each Holder shall forthwith deliver same to the Administrative Agent (for the benefit of all Senior Lenders) in the form received for application to the Senior Indebtedness. Until so delivered, any such payment or distribution shall be held by the Holders in trust for the Senior Lenders. The Senior Lenders shall be express third party beneficiaries of this Section 2.2 and the Administrative Agent shall be entitled to enforce this Section 3.5 on behalf of the Senior Lenders.

(c) As used in this Section 2.2, the term “Senior Indebtedness” shall mean all Indebtedness outstanding under the Senior Credit Documents; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed the Maximum Senior Principal Amount.

3. AFFIRMATIVE COVENANTS.

3.1 Financial Information, Reports, Notices and Information. The Company will deliver, or cause to be delivered, to each Holder:

(a) Monthly Financial Statements. Within thirty (30) days after the end of each of the first two fiscal months of any fiscal quarter, financial information regarding the Company and its Subsidiaries, consisting of (i) unaudited consolidated balance sheets as of the close of such fiscal month and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal month and (ii) unaudited consolidated statements of income and cash flows for such fiscal month, commencing with such financial statements for the first full fiscal month ending after the one year anniversary of the date hereof, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the operating plan for such fiscal year.

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, consolidated financial information regarding the Company and its Subsidiaries, certified by the Company, consisting of (i) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flow for that portion of the fiscal year ending as of the close of such fiscal quarter and (ii) unaudited statements of income and cash flows for such fiscal quarter, in each case, commencing with such financial statements for the first full fiscal month ending after the one year anniversary of the date hereof, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the operating plan for such fiscal year.

(c) Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year ending thereafter, audited financial statements for the Company and its Subsidiaries consisting of balance sheets and statements of income on a consolidated basis and retained earnings and cash flows on a consolidated basis, commencing with the 2010 fiscal year, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing selected by the Company or any other independent certified public accounting firm selected by the Company that is otherwise acceptable to the Administrative Agent.

(d) Compliance Certificates. So long as such Holder holds any Preferred Shares, concurrently with the delivery of the financial information pursuant to Sections 3.1(b) and 3.1(c) above, a Compliance Certificate, executed by an Authorized Officer of the Company, showing compliance with the covenants set forth in Section 4.9 and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto).

(e) Operating Plan. As soon as available, but not later than sixty (60) days after the end of the 2008 fiscal year and forty-five (45) days after the end of each fiscal year ending thereafter, an annual operating plan for the Company, on a consolidated basis, approved by the Board of Directors of the Company, for the following fiscal year, which (i) includes a statement of all of the material assumptions on which such plan is based and (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year.

(f) Defaults. As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Parent Guarantor or its Subsidiaries has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) Litigation. Promptly upon learning thereof, notice of any litigation commenced or threatened against Parent Guarantor or any of its Subsidiaries that (i) seeks damages in excess of $3,000,000 in excess of any amounts covered by insurance, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, or (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any liabilities with respect to Environmental Laws in excess of $500,000.

(h) Plans. Immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Plan, (ii) the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien on the assets of the Company or any of its Subsidiaries under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Plan which could reasonably be expected to result in the requirement that the Company or any of its Subsidiaries furnish a bond or other security to the PBGC or such Plan, or (iv) the occurrence of any event with respect to any Plan which could reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto.

(i) Management Letters. Promptly upon, and in any event within five (5) Business Days after receipt thereof by any Credit Party, copies of all final management letters submitted to the Company or any of its Subsidiaries by the independent public accountants.

(j) Bankruptcy, etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, reorganization of the Company or any of its Subsidiaries, or the appointment of any trustee in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence.

(k) SEC Documents. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions.

(l) Senior Lender Deliveries. Promptly, and in any event within (3) Business Days of transmission thereof, copies (unless otherwise delivered pursuant to the other provisions of this Agreement) of all financial statements, notices, reports and other information and materials given to the Senior Lenders under the Senior Credit Agreement (excluding routine borrowing matters in the ordinary course of business such as borrowing requests and notices relating to repayments or interest rates).

(m) Other Information. Promptly, and in any event within ten Business Days of any request, such additional financial and other information as any Holder may from time to time reasonably request.

3.2 Payment Obligations.

(a) So long as any Holder holds any Preferred Share, the Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company and (ii) the nonpayment of such taxes, assessments, charges, levies and amounts payable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) So long as any Holder holds any Preferred Share, the Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its other obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (ii) for delinquent obligations which do not have a Material Adverse Effect, and (iii) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or any of its Subsidiaries, as the case may be.

3.3 Conduct of Business and Maintenance of Existence. So long as any Holder holds any Preferred Share, except as otherwise permitted by Section 4.4 or Section 4.6, the Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its limited liability company or corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and comply with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section shall not be deemed to restrict the Company or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in the Company’s or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

3.4 Maintenance of Properties. So long as any Holder holds any Preferred Share, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided, that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.5 Insurance. So long as any Holder holds any Preferred Share, the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as are usual for similarly situated companies engaged in similarly situated industries.

3.6 Information Required by Rule 144A. The Company will, upon the request of any Holder, provide such Holder and any qualified institutional buyer designated by such Holder such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of a Security, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 3.6, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

3.7 Inspection of Property; Books and Records. The Company will, and will cause each Subsidiary to, (1) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and (2) permit representatives of any Holder upon reasonable notice (at such Holder’s sole expense unless both any Preferred Share is outstanding and a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the Company; provided that, so long as any Preferred Share is outstanding, the Company shall be required to pay the expenses of one such inspection of the Company per fiscal year conducted by a representative designated by the Required Holder(s) if so elected by the Required Holder(s).

3.8 Compliance with Law. So long as any Preferred Share is outstanding, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, Environmental Laws, and ERISA) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that noncompliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.9 End of Fiscal Years; Fiscal Quarters. The Company will, for financial reporting purposes, cause each of its and its Subsidiaries’ (a) fiscal years to end on September 30 or December 31 and (b) fiscal quarters to end on dates consistent with such fiscal year-end and the Parent Guarantor’s past practice; provided that such parties may change their, and each of their respective Subsidiaries, fiscal year end (and change the end of the fiscal quarters in a corresponding manner) upon thirty (30) days’ prior written notice to the Required Holders.

4. NEGATIVE COVENANTS. For so long as any Preferred Shares remain outstanding:

4.1 Limitation on Restricted Payments.

(a) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or any other distribution on any Capital Stock of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than (1) any dividends, distributions and payments made to the Company or any Subsidiary and dividends or distributions payable to any Person solely in the form of Qualified Capital Stock (which is not Preferred Capital Stock) of the Company, and (2) accruals and payment of Unpaid Dividends on, and redemption of, the Preferred Shares in accordance with the terms hereof or of the Certificate of Incorporation);

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than (1) any such Capital Stock owned by the Company or any Subsidiary, or (2) Preferred Shares in accordance with the terms hereof and of the Certificate of Incorporation); or

(iii) make any Investment (other than a Permitted Investment) in any Person;

(any such payment or any other action (other than any exception thereto) described in clause (i), (ii) or (iii) above, a “Restricted Payment”), unless at the time the Company or such Subsidiary makes such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2) immediately after giving effect to such Restricted Payment, the Company’s Total Leverage Ratio would not be greater than the amount specified in Section 4.9(a) with respect to the fiscal quarter in which such Restricted Payment is paid; provided, however, that for purposes of this Section 4.1(a), Total Leverage Ratio shall be calculated using (x) the amount of Consolidated Total Debt outstanding as of the date of such Restricted Payment (after giving effect thereto); and (y) the amount of Consolidated Adjusted EBITDA for the most recent twelve month period ending on the last day of the fiscal quarter for which financial statements have been delivered to the Holders pursuant to Section 3.1(a); and

(3) immediately after giving effect to such Restricted Payment, the sum of the aggregate amount of all Restricted Payments made on or after the Initial Closing Date, plus the aggregate amount of all accrued Yield paid by the Company in cash with respect to the Preferred Shares does not exceed an amount equal to the sum of, without duplication:

(A) 100% of the cumulative Consolidated Adjusted EBITDA determined for the period (taken as one period) beginning on the first day of the fiscal quarter immediately following the Initial Closing Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which financial statements have been delivered to the Holders pursuant to Section 3.1(a) (or, if such cumulative Consolidated Adjusted EBITDA shall be negative, minus 100% of such cumulative Consolidated Adjusted EBITDA) less (z) 125% of cumulative Consolidated Interest Expense for the same period; plus

(B) the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company after the Initial Closing Date, either as capital contributions to the Company or from the issue and sale (other than to a Subsidiary) of Qualified Capital Stock of the Company (except, in each case, to the extent set forth in clauses (ii) and (iii) of Section 4.1(b) below); plus

(C) the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness or Disqualified Capital Stock of the Company or its Subsidiary, in each case incurred after the Initial Closing Date to the extent it has been converted into or exchanged for Qualified Capital Stock (that is not Preferred Capital Stock) of the Company; and

(4) all accrued Yield on the Preferred Shares has been paid in full in cash.

(b) Subject to Section 4.1(c), the foregoing provisions will not prevent:

(i) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of this Agreement;

(ii) the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, other Capital Stock of the Company (other than Preferred Capital Stock); provided, however, that any such net proceeds and the value of any Qualified Capital Stock issued in exchange for any such Capital Stock are excluded from clause (a)(iii)(3)(B) of Section 4.1(a) above (and were not included therein at any time);

(iii) the repurchase of shares of Capital Stock of the Company owned by former, present or future employees, directors or consultants of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Company pursuant to this clause (iii) shall not in the aggregate exceed $7,500,000 plus any amounts contributed to the Company as a result of sales of any such shares of Capital Stock of the Company to such persons (provided that any such amounts so contributed shall not be included in clause (a)(iii)(3)(B) of Section 4.1(a) above to the extent available under this clause (iii)) and the amount of any “key man” insurance proceeds received by the Company or any Subsidiary; provided that the cancellation of Indebtedness owing to the Company in connection with any such repurchase shall not be deemed a Restricted Payment;

(iv) the payment of the dividends on Disqualified Capital Stock or Preferred Capital Stock of the Company or a Subsidiary of the Company, the incurrence of which was permitted by this Agreement;

(v) repurchases of Capital Stock deemed to occur upon the cashless exercise or conversion of stock options, warrants or other convertible or exchangeable securities;

(vi) distributions to the extent (1) the Company is treated as a pass through or disregarded entity for tax purposes (such as a partnership, limited liability company or S corporation) to the extent necessary to permit it or the direct or indirect holders of its Capital Stock to pay any Federal, state or local taxes owing by it or them in respect of income of the Company and its Subsidiaries or (2) the Company is not such a pass through or disregarded entity but is a member of a consolidated group of corporations that includes a holding company above it to the extent necessary to pay taxes of the consolidated group; provided that nothing in this clause (vi) will be deemed to permit any such distribution to pay any tax liabilities of direct or indirect investors in the Company resulting from the conversion of the Company from a limited liability company to corporate form;

(vii) Restricted Payments not to exceed $2,000,000 in the aggregate since the date hereof;

(viii) payment of dividends to Parent Guarantor, the Predecessor Company or the Company to pay corporate overhead expenses incurred in the ordinary course of business not to exceed $1,500,000 in the aggregate on an annual basis; and

(ix) dividends by any Subsidiary to any other holder of its equity on a pro rata basis.

(c) Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any Subsidiary to, make any Restricted Payment referred to in Section 4.1(b) (other than a Restricted Payment referred to in clause (ii), (v), (vi), (vi), (viii or (ix) of Section 4.1(b)), with respect to any Capital Stock of the Company or to any holder thereof (other than payments to Holders with respect to Preferred Shares in accordance with the terms of this Agreement and the Certificate of Incorporation) unless at the time the Company or such Subsidiary makes such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Restricted Payment and immediately after giving effect to such Restricted Payment the Company’s Total Leverage Ratio would not be greater than the amount specified in Section 4.9(a) with respect to the fiscal quarter in which such Restricted Payment is paid; provided, however, that for purposes of this Section 4.1(c), Total Leverage Ratio shall be calculated using (x) the amount of Consolidated Total Debt outstanding as of the date of such Restricted Payment (after giving effect thereto); and (y) the amount of Consolidated Adjusted EBITDA for the most recent twelve month period ending on the last day of the fiscal quarter for which financial statements have been delivered to the Holders pursuant to Section 3.1(a).

4.2 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (a) pay dividends or make any other distributions to the Company or any other Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary; (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Subsidiary; or (c) transfer any of its properties or assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) any Indebtedness;

(ii) any instrument of an Acquired Person acquired by the Company or any Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary other than the Acquired Person or the property or assets of the Acquired Person;

(iii) customary nonassignment provisions in leases, licenses or contracts;

(iv) any agreement for the sale or disposition of the Capital Stock or assets of any Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (iv) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with Section 4.6 to the extent applicable thereto;

(v) any restriction contained in any security agreement or mortgage securing Indebtedness of the Company or any Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage;

(vi) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business; provided, however, that such restrictions do not apply to any Person other than the applicable company, partnership or joint venture;

(vii) applicable law, rule, regulation or order; and

(viii) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business.

4.3 Transactions with Affiliates. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s length basis with an unaffiliated third party;

(ii) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $2,500,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be; and

(iii) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5,000,000, such Affiliate Transaction is in writing and the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, (x) the restrictions set forth in Section 4.3(i) above shall not apply to clauses (a), (c), (d), (e), or (g) below and (y) the restrictions set forth in Section 4.3(ii) and Section 4.3(iii) above shall not apply to clauses (a), (c) through (e), inclusive, or (g) below:

(a) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries;

(b) any other transaction permitted to be made pursuant to Section 5;

(c) any issuance or sale of Capital Stock of the Company, or other payments, awards or grants in cash, in each case pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and made, in each case, in the ordinary course of business (so long as such Capital Stock is Qualified Capital Stock if such issuance or sale occurs at any time when any Preferred Share is outstanding);

(d) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company, in each case, made in the ordinary course of business and in an aggregate outstanding amount not to exceed $1,700,000 in the aggregate;

(e) the payment of reasonable directors’ fees, indemnification and similar arrangements, expense reimbursements, consulting fees (paid to consultants who are not otherwise Affiliates of the Company), employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary, in each case, entered into in the ordinary course of business (including reasonable benefits thereunder);

(f) provision or purchase of goods or services (other than with respect to employment services) in the ordinary course of business;

(g) any transactions undertaken pursuant to any contractual obligations permitted under the Prior Agreement or described in reasonable detail on Schedule 4.3(g) hereto, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries in any material respect; and

(h) payments by Parent Guarantor or any of its Subsidiaries, or distributions from Parent Guarantor or any of its Subsidiaries, to the Company to permit the Company to make payments of (I) Management Fees of not more than $300,000 in the aggregate in any fiscal year, provided that any payment of a Management Fee that is not permitted to be made as a result of the restrictions in this Agreement may be paid in a subsequent period, if, after giving effect thereto, no Default or Event of Default would exist and (II) reimbursements of reasonable out-of-pocket expenses of ABRY or its Controlled Investment Affiliates in connection with its ownership of the Company or its Subsidiaries.

4.4 Merger; Sale of Assets. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not, and shall not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and the Subsidiaries’ properties and assets (determined on a consolidated basis for the Company and the Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(a) either (i) the Company shall be the Surviving Person or (ii) the Surviving Person (if other than the Company) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement and the other Transaction Documents to be performed or observed on the part of the Company;

(b) immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(c) immediately after giving effect to any such transaction including the incurrence by the Company or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Total Leverage Ratio (determined on a pro forma basis giving effect to such transaction) would not be greater than the amount specified in Section 4.9(a) with respect to the fiscal quarter in which such transaction is effectuated; provided, however, that for purposes of this Section 4.4, Total Leverage Ratio shall be calculated using (x) the amount of Consolidated Total Debt outstanding as of the date of such transaction (after giving effect thereto); and (y) the amount of Consolidated Adjusted EBITDA for the most recent twelve month period ending on the last day of the month for which financial statements have been delivered to the Holders pursuant to Section 3.1(a) (determined on a pro forma basis as if such transaction was effectuated on the first day of such period and giving effect to such adjustments as are agreed by the Company and the Required Holders).

Notwithstanding the provisions of clause (c) of the immediately preceding paragraph, (i) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Subsidiary, (ii) any merger or consolidation in connection with a Permitted Investment shall be permitted and (iii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the Company’s jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement or any of the other Transaction Documents to be performed or observed on the part of the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Subsidiaries the Capital Stock of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to each Holder, in form and substance reasonably satisfactory to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the agreements required to be delivered with respect thereto comply with the requirements of this Agreement.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement or any of the other Transaction Documents with the same effect as if such successor corporation had been named as the Company therein.

4.5 Limitations on Line of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or conduct any operations other than a Related Business.

4.6 Asset Sales.

(a) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any Asset Sale, unless:

(i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined by the Company’s Board of Directors (or a committee thereof) and evidenced by a Board Resolution), and

(ii) at least 75% of such consideration consists of (1) cash or Cash Equivalents, (2) properties and capital assets to be used in a Related Business, (3) Capital Stock in a Person engaged in a Related Business that will become a Subsidiary as a result of such Asset Sale or (4) a combination of cash, Cash Equivalents and such assets.

(b) The amount of any (i) balance sheet liabilities of the Company or any Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents and (ii) notes, securities or other similar obligations received by the Company or the Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within ninety (90) days of the related Asset Sale) by the Company or the Subsidiaries into cash or Cash Equivalents or other assets of the type referred to in clause (2) or (3) of Section 4.6(a)(ii) shall be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents or other assets of the type referred to in clause (2) or (3) of Section 4.6(a)(ii) realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents.

(c) If at any time any non-cash consideration received by the Company or any Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the provisions of this covenant.

(d) The 75% limitation in Section 4.6(a)(ii) will not apply to any Asset Sale in which the cash or Cash Equivalents received therefrom, determined in accordance with the second preceding paragraph, are equal to or greater than the after tax cash and Cash Equivalents that would have been received therefrom had such provision applied.

(e) The Company or such Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

(i) repay Indebtedness; or

(ii) make an investment in or expenditures for properties or capital assets to be used in a Related Business or make an Investment in any Person engaged in a Related Business that, as a result of or in connection with such Investment, becomes a Subsidiary.

During any period when any Indebtedness is outstanding under the Senior Credit Agreement, to the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (a) or (b) (such Net Cash Proceeds, the “Unutilized Net Cash Proceeds”), the Company shall apply such Unutilized Net Cash Proceeds as required by the Senior Credit Agreement as in effect on the date hereof.

4.7 Senior Ranking of Preferred Shares. The Company shall not issue or create any Disqualified Capital Stock or any other equity security or interest which ranks pari passu with or has priority over the Preferred Shares as to dividends, liquidation rights or otherwise or is in any way senior in right of payment to the Preferred Shares.

4.8 Holding Company. The Company shall not, and shall not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, engage in any business other than that directly incidental to being a holding company without any independent operations; provided that the Company and its Subsidiaries shall be permitted to incur, create, assume, or suffer to exist Indebtedness and to make and hold Investments in the Company or such Subsidiary’s Subsidiaries.

4.9 Financial Covenants. The Company will not permit:

(a) Total Leverage Ratio. The Total Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the minimum ratio set forth below opposite such measurement date:

Measurement Date	Ratio
Any Test Period ending after December 31, 2008 and ending on or prior to December 31, 2009	6.85: 1.00
Any Test Period ending after December 31, 2009 and ending on or prior to June 30, 2010	6.50: 1.00
Any Test Period ending after June 30, 2010 and ending on or prior to September 30, 2010	6.15: 1.00
Any Test Period ending after September 30, 2010 and ending on or prior to December 31, 2010	6.00: 1.00
Any Test Period beginning after December 31, 2010 and ending on or prior to March 31, 2011	5.75: 1.00
Any Test Period beginning after March 31, 2011	5.50: 1.00

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of any Test Period, to be less than 1.00: 1.00.

5. EVENTS OF DEFAULT.

5.1 Redemption Following Event of Default. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(a) the Company fails to pay when due (i) any amount required to be paid by it with respect to the Preferred Shares and such failure continues for two Business Days or (ii) any amount otherwise required to be paid by it under this Agreement and such failure continues for five Business Days; or

(b) the Company or any Subsidiary defaults, whether as primary obligor or as guarantor or other surety, in any payment of principal at stated maturity of any Indebtedness beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness or Preferred Capital Stock is created or governed (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or the holder or holders of such obligation (or a trustee on behalf of such holder or holders) has caused, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $4,000,000; or

(c) any representation or warranty made by the Company or any Subsidiary herein, any of the Prior Agreement Representations and Warranties or in any other Transaction Document or by the Company or any of its or their officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document that is qualified by Material Adverse Effect or materiality shall be false, or any such representation or warranty that is not so qualified shall be false in any material respect, on the date as of which made; or

(d) the Company fails to perform or observe any agreement contained in Sections 2 or 4; or

(e) the Company fails to perform or observe any agreement contained in Section 3.1(a), 3.1(b), or 3.1(c) and such failure shall not be remedied within 30 days thereafter; or

(f) the Company fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 60 days after any Responsible Officer obtains actual knowledge thereof; or

(g)(i) the Company or any of its Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(ii) the Company or any of its Significant Subsidiaries consents to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Significant Subsidiaries; or

(iii) the Company or any of its Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(iv) the Company or any of its Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or of any substantial part of their property; or

(v) the Company or any of its Significant Subsidiaries makes an assignment for the benefit of creditors; or

(vi) the Company or any of its Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

(vii) the Company or any of its Significant Subsidiaries takes corporate action in furtherance of any such action; or

(h) a court having jurisdiction in the premises enters (i) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order un stayed and in effect for a period 90 consecutive days; or

(i) the rendering of a final judgment (not subject to appeal and not covered by insurance) against the Company or any of its Subsidiaries in an amount greater than $4,000,000 which remain unpaid, undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

then, if such event (x) is an Event of Default under Section 5.1(b) and the maturity of Indebtedness, if any, outstanding under the Senior Credit Agreement has been accelerated, or (y) is an Event of Default under Section 5.1(a), then in each case the Required Holder(s) may, by notice in writing to the Company, require the Company to redeem immediately for cash all outstanding Preferred Shares at a price per unit equal to the product obtained by multiplying (x) the Liquidation Value of such Senior Preferred Share (plus all Unpaid Dividends thereon) as of the applicable redemption date by (y) the Redemption Premium applicable with respect to the date on which such Event of Default initially occurred; provided that in the case of an Event of Default under Section 5.1(g) or 5.1(h), all outstanding Preferred Shares shall automatically (without notice or other action) be subject to immediate redemption by the Company at the price per share described above.

5.2 Other Remedies. If any Event of Default or Default shall occur and be continuing, the Holder of any Preferred Share may proceed to protect and enforce its rights under this Agreement and the other Transaction Documents by exercising such remedies as are available to such Holder in respect thereof under Applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the Holder of any Preferred Share is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

6. REPRESENTATIONS AND WARRANTIES. In order to induce the Purchasers to enter into this Agreement, the Company hereby represents and warrants to each Purchaser as of the date hereof that:

6.1 Corporate Status. The Company and each of its Subsidiaries (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

6.2 Corporate Power and Authority. The Company has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. The Company has duly executed and delivered the Transaction Documents to which it is a party and such Transaction Documents constitute the legal, valid and binding obligation of the Company, each enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

6.3 No Violation. None of (a) the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and compliance with the terms and provisions thereof, or (b) the consummation of any of the transactions contemplated thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries (other than Liens created under the Transaction Documents and Permitted Liens) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material Contractual Obligation, in the case of either clause (A) and (B) to which the Company is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents of the Company, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

6.4 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Company, threatened, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened) which purports to affect the legality, validity or enforceability of any Transaction Document.

6.5 Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) is required for the consummation of the transactions contemplated under the Transaction Documents or the due execution, delivery or performance by the Company of any Transaction Document to which it is a party, or for the due execution, delivery or performance of the Transaction Documents, in each case by any of the parties thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Transaction Documents or the performance by the Company or any of its Subsidiaries of their Obligations under the Transaction Documents.

7. TRANSFER OF PREFERRED SHARES.

7.1 Transfers Generally. All Preferred Shares shall be freely transferable subject to any conditions contained in this Agreement (which conditions are intended to insure compliance with the provisions of the Securities Act) and Applicable Laws.

7.2 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Preferred Shares in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Preferred Shares as the owner of such shares for any purpose.

7.3 Transfers of Preferred Shares. In connection with the Transfer of any Preferred Shares, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer. Such holder shall deliver an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Preferred Shares may be effected without registration of such Preferred Shares under the Act. Such holder shall be entitled to Transfer such Preferred Shares in accordance with the terms of such notice within 15 days of the delivery of such opinion. In addition, if the holder of the Preferred Shares delivers to the Company an opinion of counsel reasonably acceptable to the Company that no subsequent Transfer of such Preferred Shares shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Preferred Shares which do not bear the first sentence of the legend set forth in Section 7.4 below. If the Company is not required to deliver new certificates for such Preferred Shares not bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 7.

7.4 Legend. In addition to any legend required by Applicable Law, each certificate evidencing Preferred Shares and each certificate issued in exchange for or upon the transfer of any Preferred Shares (if such shares remain Preferred Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON             , 2009, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT DATED AS OF             , 2009, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OTHER PARTIES AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing all Preferred Shares. The legend set forth above shall be removed from the certificates evidencing any Preferred Share if such share is eligible for sale without regard to the volume limitations of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

8. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in Section 8.1 (or within the text of any other Section) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in Section 8.2.

8.1 Terms.

“ABRY” shall mean ABRY Partners V, L.P., a Delaware limited partnership.

“ABRY VI” means ABRY Partners VI, L.P., a Delaware limited partnership.

“Acceptance” shall have the meaning given in Section 2.1(c).

“Acquired Business” shall have the meaning given in the definition of “Related Business” contained herein.

“Acquisition” shall have the meaning specified in the Recitals hereto.

“Administrative Agent” shall have the meaning given in the definition of “Senior Credit Agreement” set forth herein.

“Affiliate” of any specified person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning given in Section 4.3.

“Agreement” shall mean this Senior Preferred Stock Investor Rights Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“ARCC” shall mean Ares Capital Corporation, a Maryland corporation.

“Asset Sale” shall mean any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation) to any Person other than the Company or a Subsidiary, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Subsidiary (other than directors’ qualifying shares);

(2) any assets of the Company or any Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Subsidiary; or

(3) any other assets (including, without limitation, intellectual property) or asset of the Company or any Subsidiary outside of the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include:

(A) any transaction consummated in compliance with Section 4.4 and the creation of any Lien;

(B) sales of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary;

(C) any Permitted Investment or Restricted Payment not prohibited by Section 4.1;

(D) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $17,000,000;

(E) sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business;

(F) the sale of assets and subsequent leaseback of such assets within 90 days of such sale to the extent such lease constitutes a Capital Lease Obligation;

(G) condemnations on or the taking by eminent domain of property or assets;

(H) the licensing or sublicensing of intellectual property;

(I) the sale, transfer, conveyance or other disposition by a Credit Party of any assets as a substantially contemporaneous like-kind exchange in accordance with the Code; provided, that the assets to be acquired have a Fair Market Value at least as great as that of the assets being sold, transferred or disposed of;

(J) the leasing, as lessor, of real or personal property in the ordinary course of business;

(K) discounts, dispositions or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof;

(L) Permitted Liens; or

(M) any transaction between the Company and any Subsidiary or by any Subsidiary with the Company or any Subsidiary in accordance with the terms of this Agreement.

“ASE” means ABRY Senior Equity II, L.P., a Delaware limited partnership.

“Board of Directors” of any Person shall mean the board of directors, managers, management committee or other body governing the management and affairs of such Person.

“Board Resolution” shall mean, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

“Borrower” shall have the meaning given in the definition of “Senior Credit Agreement” set forth herein.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banking institutions in New York, New York or Boston, Massachusetts are authorized or required by law to be closed.

“Capital Lease Obligation” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding the footnotes thereto) of such Person or any of its Subsidiaries, on a consolidated basis; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b) commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) which has, at the time of acquisition thereof, (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus not less than $300,000,000 (an “A Rated Bank”), or (ii) a Lender;

(d) time deposits maturing not more than thirty (30) days from the date of creation thereof with A Rated Banks’

(e) any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) above which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

(f) mutual funds investing primarily in assets described in clauses (a) through (d) of this definition.

“CERCLA” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as in effect from time to time.

“Change of Control” shall mean the occurrence of any of the following events:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(b) the consummation of any transaction as a result of which the Permitted Holders cease to own beneficially (as such term is used in Section 13(d) of the Exchange Act) directly or indirectly at least 51% of the Voting Stock of the Company immediately after such transaction;

(c) the Permitted Holders shall not have directly or indirectly the present power (by right to vote Voting Stock of the Company) to elect a majority of the members of the Board of Directors;

(d) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of the Company (other than as a result of issuances of equity securities limited to a fixed dollar amount which earn a yield or dividend on such specified amount and do not participate in changes in the underlying equity value of the issuer of such equity securities);

(e) the Permitted Holders cease to possess, directly or indirectly, the present power to direct or cause the direction of management or policies of the Company, or the Borrower, whether through ownership of Capital Stock, by contract or otherwise;

(f) the adoption of a plan relating to the liquidation or dissolution of the Company or the Borrower;

(g) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or

(h) a “change of control” (or terms of similar import) shall occur within the meaning of the Senior Credit Agreement, permitting the holder of such Indebtedness to accelerate such Indebtedness or to require the issuer of such Indebtedness to purchase, redeem or repay such Indebtedness prior to its stated maturity or to offer to do so prior to its stated maturity.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” shall have the meaning given in the recitals hereto.

“Company” shall have the meaning given in the introductory Section hereof.

“Consolidated Adjusted EBITDA” shall mean, with respect to any the Company and its Subsidiaries for any fiscal period, without duplication, an amount equal to (i) Consolidated EBITDA for such period plus (ii) historical Consolidated EBITDA relating to acquisitions that have not yet accreted into such Person’s results for the period then ended, plus (iii) severance expense and one-time stay bonuses in connection with any such acquisition as reasonably demonstrated to the Required Holders, plus (iv) purchase accounting adjustments under GAAP, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto; plus (v) such pro forma adjustments and cost savings relating to such acquisitions as may be reasonably acceptable to the Administrative Agent.

“Consolidated Capital Expenditures” shall mean, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Company and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries, or have a useful life of more than one year but excluding (to the extent that they would otherwise be included):

(i)	any such expenditures which constitute a Permitted Acquisition; and

(ii)	any such expenditures made with Net Cash Proceeds or Net Casualty Proceeds; provided that such expenditures are made in accordance with the Senior Credit Agreement and, if applicable, Section 6.6, respectively.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries for any specified period, without duplication, an amount equal to (a) Consolidated Net Income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i)

interest income, (ii) gain from extraordinary items for such period, (iii) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (iv) dividends made by a non-Credit Party (as defined in the Senior Credit Agreement) to any other holder of its equity on a pro rata basis and (v) any other non-cash gains that have been added in determining Consolidated Net Income, in each case to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (without duplication) (i) income tax expense for such period, (ii) losses from extraordinary items for such period, (iii) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (iv) losses from discontinued and divested operations, (v) depreciation and amortization for such period, (vi) Consolidated Interest Expense, (vii) amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, premiums paid and charges associated with Indebtedness, (viii) fees and expenses related to the Original Transactions not to exceed $14,000,000, (ix) non-cash compensation charges including any such charges resulting from stock options, stock appreciation rights, restricted stock grants and other equity incentive programs, (x) non-cash expenses and adjustments related to purchase accounting with respect to the Acquisition or any acquisitions permitted hereunder, (xi) non-recurring losses and charges as reasonably demonstrated to the Administrative Agent and reasonably acceptable to the Required Holders, (xii) Management Fees to the extent permitted pursuant to Section 4.1 and reimbursements of reasonable out-of-pocket expenses of ABRY or its Controlled Investment Affiliates in connection with its ownership of Parent Guarantor, (xiii) costs and expenses incurred in connection with acquisitions, equity issuances, issuances or amendments of debt and asset sales, in each case as reasonably demonstrated to the Required Holders and for such period and only to the extent deducted in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, provided that such costs and expenses shall not exceed $1,000,000 per transaction or series of related transactions if such transaction or series of related transactions was not consummated, (xiv) severance expense as reasonably demonstrated to the Required Holders, (xv) one-time stay bonuses in connection with the Acquisition and Permitted Acquisitions as reasonably demonstrated to the Required Holders, (xvi) any applicable Synergy Adjustments for such fiscal period, (xvii) expenses and charges incurred to the extent reimbursed by third parties pursuant to indemnification provisions or insurance proceeds, (xviii) non-recurring restructuring charges reasonably demonstrated and reasonably acceptable to the Required Holders, and (xix) any other non-cash charges or losses that have been deducted in determining consolidated net income, in each case to the extent deducted in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication; provided, that the following shall be excluded from Consolidated EBITDA (to the extent otherwise included therein) without duplication: (i) non-cash gains and losses due solely to fluctuations in currency values, (ii) non-cash earnings or charges resulting from any reappraisal, revaluation or write-up or write-down of assets, (iii) the cumulative effect of any change in accounting principles in accordance with GAAP, (iv) non-cash valuation gains and losses with respect to obligations under Hedging Agreements designed to provide protection against fluctuations in interest rates.

“Consolidated Interest Expense” shall mean, for any specified period, for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) paid or required to be paid in cash during such period) plus (b) the net amount payable (or minus the net amount receivable) in respect of Hedging Obligations relating to interest during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any specified period, the consolidated net income (or deficit) of the Company and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income; provided, the following items shall be excluded in determining Consolidated Net Income of the Company and its Subsidiaries: (a) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (b) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (e) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (f) any net gain from the collection of the proceeds of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (h) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of asset (unless such successor was a Subsidiary of the Borrower prior to such consolidation, merger or transfer), (i) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary, (j) the cumulative effect of any change in GAAP during such period, and (k) any noncash SFAS 133 income (or loss) related to hedging activities.

“Consolidated Total Debt” shall mean, as of any date of determination, the outstanding principal amount of all Funded Debt (which, in the case of the revolving credit loans under the Senior Credit Agreement, shall equal the amount of the Revolving Credit Advances (as defined in the Senior Credit Agreement) outstanding at such time and which, in the case of outstanding letters of credit under the Senior Credit Agreement, shall equal the maximum amount that may be payable at such time by the Administrative Agent or the Lenders thereupon or pursuant thereto); provided that Consolidated Total Debt shall not include any intercompany Indebtedness.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuing Directors” shall mean, as of the date of determination, any member of the Board of Directors of the Company who: (a) was a member of such Board of Directors on the date hereof; (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (c) was nominated by one or more of the Permitted Holders.

“Contribution Agreement” shall have the meaning given in the recitals hereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Debt Service” means, with respect to any Person and for any fiscal period, an amount equal to the sum of (a) Consolidated Interest Expense paid in cash by such Person during such period (excluding agency and periodic depository bank fees and one-time, upfront financing fees in connection with issuances of Indebtedness) less the amount of interest income, and (b) the scheduled amortization of any outstanding Indebtedness during such period.

“Default” shall mean any event that is, or with the passage of time, the giving of notice or both would be, an Event of Default.

“Designation Amount” shall have the meaning given in the definition of Investment.

“Disposition” shall mean, with respect to any Person, any merger, consolidation, amalgamation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” shall mean any Capital Stock (other than the Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Scheduled Redemption Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Scheduled Redemption Date shall not constitute Disqualified Capital Stock if (a) the “asset sale” or “change of control” provision applicable to such Capital Stock is not more favorable in any material respect to the holders of such Capital Stock than the terms applicable to the Preferred Shares and (b) any such requirement only becomes operative after compliance with the terms of this Agreement.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety (to the extent relating to exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person or entity that, together with the Company or a Subsidiary thereof, is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall mean any of the events specified in Section 5.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” shall mean, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries and for any fiscal period, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) income taxes paid in cash for such period and minus (iii) Consolidated Capital Expenditures made during such period (excluding the financed portion thereof) to (b) Debt Service for such period.

“Funded Debt” shall mean, as of any date of determination, all then outstanding Indebtedness of the Company and its Subsidiaries, on a consolidated basis, of the type described in clause (a) or clause (j) of the definition of Indebtedness.

“GAAP” shall mean generally accepted accounting principles in the United States of America, in effect as of the date of the relevant determination; provided that if the Company notifies the Required Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company and the Required Holders shall negotiate in good faith to effect such amendment and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean (a) any and all agreements or documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holder” shall mean a Person who is the owner of any Preferred Share.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) all Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) to the extent such obligation is not due at any time prior to the date that is six months after the latest Maturity Date, any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Capital Stock;

(h) all Subordinated Stock Redemption Indebtedness;

(i) all Permitted Subordinated Seller Debt;

(j) in the case of the Company, the Preferred Stock; and

(k) all guarantees of such Person in respect of any of the foregoing,

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, and (iv) Qualified Capital Stock.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause 0 above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Independent Financial Advisor” shall mean a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the judgment of the Company’s Board of Directors, independently qualified to perform the task for which it has been engaged.

“Initial Agreement” shall mean the Securities Purchase Agreement dated June 15, 2007 by and among the Company and the Purchasers (prior to any amendments or restatement thereof).

“Initial Agreement Representations and Warranties” shall have the meaning given in Section 9.4 hereof.

“Initial Closing Date” means June 15, 2007.

“Investment” shall mean, with respect to any Person, any loan, advance, guarantee (whether or not constituting Indebtedness) or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. For purposes of Section 4.1, Investments shall be deemed to be made in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in the applicable Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution (or committee resolution), whose determination shall be conclusive. If the Company or any Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Subsidiary such that, after giving effect to such sale or disposition, the Company no longer owns, directly or indirectly, a majority of the outstanding Voting Stock of such Subsidiary, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

“Lender” shall mean each Person from time to time party to the Senior Credit Agreement in the capacity of “Lender” as defined therein.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Liquidation Value” with respect to any Preferred Share, shall have the meaning set forth in the Certificate of Incorporation.

“Management Fees” means all amounts payable by the Borrower and its Subsidiaries in respect of management fees payable to ABRY or its Controlled Investment Affiliates pursuant to any management or consulting agreements among one or more of ABRY or its Controlled Investment Affiliates, the Company and/or Subsidiaries of the Company.

“Material Adverse Effect” shall mean (a) the business, assets, liabilities (actual or contingent), operations, financial or other condition, results of operations or prospects of the Parent Guarantor and its Subsidiaries taken as a whole, (ii) material impairment of the Company’s ability to perform any of its obligations under this Agreement, or any of the other Transaction Documents or (iii) a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Preferred Shares under this Agreement or the other Transaction Documents.

“Maximum Senior Principal Amount” shall mean, as of any date of determination, an amount equal to (a) $200,000,000 minus (b) the sum of all principal payments and repayments of Indebtedness outstanding under the Senior Credit Agreement (including voluntary and mandatory prepayments) and permanent reductions of revolving loan commitments thereunder (but excluding any such reductions, repayments or prepayments made in connection with any refinancing of such Indebtedness that is not in contravention of the terms of the Senior Credit Agreement) plus (c) the amount of all hedging obligations and Secured Rate Contracts (as defined in the Senior Credit Agreement).

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“Net Cash Proceeds” shall mean the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable directly as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary.

“Net Casualty Proceeds” shall mean with respect to any casualty or condemnation event, the cash proceeds of such transaction net of (w) commissions, including brokers’ fees or commissions, legal, accounting and other transactional fees, (x) transfer or other similar taxes, (y) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Liens), if any, (z) an appropriate reserve for income taxes, Franchise and other similar taxes, and tax distributions in connection therewith.

“Officer” shall mean the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” shall mean a certificate of the Company signed on the Company’s behalf by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of this Agreement.

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for the Company or any Holder, and which opinion shall be reasonably acceptable to the Required Holder(s).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) or any unanimous shareholder agreement or declaration; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Transactions” means the “Transactions” as defined in the Prior Agreement.

“Parent Guarantor” shall have the meaning given in the definition of “Senior Credit Agreement” set forth herein.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Holders” shall mean ABRY and its Controlled Investment Affiliates.

“Permitted Investments” shall mean:

(1) Investments, including loans and advances;

(a) by any Subsidiary in or to the Company; and

(b) by the Company or by any Subsidiary in or to any Subsidiary (including to create any Subsidiary) and in or to any Person that becomes a Subsidiary as a result thereof;

(2) Investments in Cash Equivalents;

(3) payroll, commission, travel and similar advances in the ordinary course of business;

(4) travel and entertainment advances and relocation and other loans (including guarantees of obligations to third parties in connection with relocation of employees of the Company or its Subsidiaries) to officers and employees of the Company or any of its Subsidiaries;

(5) other Investments by the Company or any of its Subsidiaries not exceeding in the aggregate outstanding at any time $8,000,000 so long as (a) no Default or Event of Default has occurred and is continuing and (b) the Company is in pro forma compliance with all financial covenants set forth herein;

(6) loans to senior management of the Company and its Subsidiaries in an aggregate principal amount not to exceed $2,000,000 so long as (a) no Default or Event of Default has occurred and is continuing and (b) the Company is in pro forma compliance with all financial covenants set forth herein;

(7) Hedging Obligations;

(8) Investments for consideration to the extent consisting of Qualified Capital Stock;

(9) any Investment made as a result of the receipt of non-cash consideration in an Asset Sale;

(10) guarantee obligations (a) by endorsement of instruments or items of payment for deposit or collection, (b) by any Subsidiary of obligations of the Company or any other Subsidiary, (c) by the Company of obligations of any Subsidiary, or (d) guarantee obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) non-Affiliate suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Permitted Investments;

(11) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or constituting (A) accounts receivable arising, (B) trade debt granted, or (C) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(12) deposits and pledges in connection with Permitted Liens (as defined in the Senior Credit Agreement);

(13) the maintenance of deposit accounts in the ordinary course of business;

(14) Investments to the extent that payment for such Investments is made with proceeds from the issuance of Capital Stock of the Company;

(15) acquisitions of obligations of one or more directors, officers, employees, members or management or consultants of the Company or its Subsidiaries in connection with such person’s acquisition of Capital Stock of the Company, so long as no cash is actually advanced by any of the Company or its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(16) loan or Investments by a Company or its Subsidiaries that could otherwise be made as a distribution permitted under Section 4.1 (with a commensurate reduction of their ability to make additional distributions under such Section 4.1, if applicable);

(17) investments consisting of earnest money required in connection with an Investment permitted under this definition; or

(18) any investments in joint ventures and in Cash Equivalents acquired through an Investment permitted under this definition;

“Permitted Liens” has the meaning set forth in the Senior Credit Agreement.

“Permitted Subordinated Seller Debt” has the meaning set forth in the Senior Credit Agreement.

“Person” shall mean and include any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Company, Subsidiary of the Company or an ERISA Affiliate thereof.

“Predecessor Company” shall have the meaning given in the recitals hereto.

“Preferred Capital Stock” shall mean (a) with respect to the Company, Capital Stock of any class or classes (however designated) which is pari passu with, or preferred (as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company or otherwise) over, the Preferred Shares and (b) with respect to any other Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution or otherwise of such Person, over Capital Stock of any other class in such Person.

“Preferred Shares” shall mean (i) the shares of Preferred Stock issued to the Purchasers pursuant to the Contribution Agreement and (ii) any equity securities issued or issuable with respect to the securities referred to in the preceding clause (i) in connection with a combination of shares, recapitalization, merger, consolidation, reclassification or other reorganization.

“Preferred Stock” shall have the meaning given in the recitals hereto.

“Prior Agreement” shall have the meaning given in the recitals hereto.

“Purchasers” shall have the meaning given in the introductory Section hereof.

“Qualified Capital Stock” in any Person shall mean any Capital Stock in such Person other than any Disqualified Capital Stock.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Premium” means (i) 104%, with respect to any date occurring on or prior to June 15, 2010, (ii) 102%, with respect to any date occurring after June 15, 2010, but on or prior to June 15, 2011, and (iii) 100% with respect to any date occurring after June 15, 2011.

“Registration Rights Agreement” shall mean a Registration Rights Agreement among the Company, the Purchasers and certain other holders of shares in the Company (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof).

“Related Business” shall mean (a) those businesses in which the Company or any of the Subsidiaries are anticipated on the date of this Agreement to be engaged in on the date hereof, or that are reasonably related, ancillary, incidental or complementary thereto, as determined by the Company’s Board of Directors, and (b) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of the Subsidiaries if the primary intent of the Company or such Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (a) of this definition.

“Required Holder(s)” shall mean, at any time, the Holder or Holders of at least 51% of the Preferred Shares then outstanding; provided that so long as ARCC holds more than 80% of the number of the Preferred Shares originally received pursuant to the Contribution Agreement (as adjusted to reflect any stock split, reverse stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect), any determination of Required Holder(s) must include ARCC.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.

“Restricted Payment” shall have the meaning given in Section 4.1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person, provided, however, that if Standard & Poor’s Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“Scheduled Redemption Date” means September 19, 2014.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute and the rules and regulations promulgated by the SEC thereunder.

“Senior Credit Agreement” shall mean the Credit Agreement dated as of September 22, 2008 (and amended on the date hereof), by and among CT Technologies Intermediate Holdings, Inc., a Delaware corporation, as Borrower (the “Borrower”), CT Technologies Intermediate Holdings (Topco), Inc., a Delaware corporation and wholly owned Subsidiary of the Company (the “Parent Guarantor”), its Subsidiaries signatory thereto as guarantors or hereafter designated as Guarantors pursuant to the terms thereof, the lenders from time to time party thereto, and General Electric Capital Corporation, a Delaware corporation (“GECC”), as administrative agent for the Senior Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and GECC, as collateral agent for the secured parties thereunder, GE Capital Markets, Inc. as co-lead arranger and joint bookrunner, NewStar Financial, Inc., as co-lead arranger and joint bookrunner and the other parties thereto, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing thereof

(including any restatements thereof and any increases in the amount of commitments thereunder), whether in one or more separate agreements and whether by or with the same or any other lender, creditor, or any one or more groups of lenders or group of creditors (whether or not including any or all of the financial institutions party to the aforementioned credit agreements), and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

“Senior Credit Documents” shall mean the Credit Documents (as defined in the Senior Credit Agreement, as in effect on the date hereof).

“Senior Indebtedness” shall have the meaning given in Section 3.5(c).

“Senior Lenders” shall mean each financial institution which from time to time is a lender under the Senior Credit Agreement.

“Significant Subsidiary” shall mean (a) any Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the date of this Agreement and (b) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 5.1(g)(v) or Section 5.1(g)(vi) hereof has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Stock Redemption Indebtedness” has the meaning set forth in the Senior Credit Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Surviving Person” shall mean, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined in accordance therewith.

“Synergy Adjustment” means, with respect to Parent Guarantor and its Subsidiaries on a consolidated basis, the following amounts:

Fiscal Quarter Ending	Synergy Adjustment Amount
September 30, 2008	$2,635,136
December 31, 2008	$1,669,423
March 31, 2009	$884,413
June 30, 2009	$136,849
September 30, 2009	$47,062

“Test Period” shall mean a period of four consecutive fiscal quarters.

“Total Leverage Ratio” shall mean, as of the last day of any relevant period (including a Test Period), the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for such period.

“Transaction Documents” means this Agreement together with the Contribution Agreement, the Registration Rights Agreement and the Certificate of Incorporation.

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition, other than a bona fide pledge to secure a Holder’s indebtedness for borrowed money.

“Transferee” shall mean any direct or indirect transferee of all or any part of the Preferred Shares.

“Unpaid Dividends” with respect to any Preferred Share, shall have the meaning set forth in the Certificate of Incorporation.

“Unutilized Net Cash Proceeds” shall have the meaning given in Section 4.6.

“Voting Stock” shall mean Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

8.2 Interpretation.

(a) With reference to this Agreement, unless otherwise specified herein: (i) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; the words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the applicable provision of this Agreement in which such reference appears; (iii) the term “including” is by way of example and not limitation; (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (v) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; (vi) any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require; and (vii) wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

(b) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP consistently applied, except as otherwise specifically prescribed herein.

(c) For purposes of determining compliance with any covenant contained in Section 4, making any calculation described in Section 4 or interpreting any defined term used in Section 4, all references to the Company shall be deemed to be references to the Predecessor Company with respect to the portion of any period that precedes the date on which the Old Preferred Shares were contributed to the Company in exchange for the Preferred Shares pursuant to the Contribution Agreement.

(d) Any financial ratios required to be maintained or complied with by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(e) Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

9. MISCELLANEOUS.

9.1 Payments. The Company agrees that, so long as any Purchaser shall hold any Preferred Shares, it will make all payments with respect to such shares by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to such Purchaser’s account or accounts in the United States as such Purchaser may designate in writing.

9.2 Expenses. The Company shall pay, and save each Purchaser and any Transferee of Preferred Shares harmless against liability for the payment of, all out of pocket expenses arising in connection with such transactions, including:

(i)(1) all stamp and documentary taxes and similar charges, if any, and (ii) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Preferred Shares pursuant to the Contribution Agreement;

(iii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (1) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby or thereby and (2) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed action shall be effected or granted;

(iv) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Preferred Shares, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(v) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated by the Prior Agreement.

(b) The obligations of the Company under this Section 9.2 shall survive the transfer of any Preferred Share or portion thereof or interest therein by any Purchaser or Transferee and the redemption or repurchase of any Preferred Share.

9.3 Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the Holder or Holders of all Preferred Shares at the time outstanding, no amendment to this Agreement or the Certificate of Incorporation shall change the amount or time of payment due with respect to the Preferred Shares or change the terms of any amount or time of payment of any redemption under Section 2 or Section 4(c) of Article Four of the Certificate of Incorporation or change the definition of Required Holder(s). Each Holder of Preferred Shares at the time or thereafter outstanding shall be bound by any consent authorized by this Section 9.3. No course of dealing between the Company and the Holder of any Preferred Share nor any delay in exercising any rights hereunder or under any Preferred Share shall operate as a waiver of any rights of any Holder of such Preferred Share. As used herein the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

9.4 Survival of Representations and Warranties; Entire Agreement; Effect on Prior Agreement. All of the representations and warranties contained herein shall survive the execution and delivery of this Agreement, the transfer by any Purchase of the Preferred Shares, and may be relied upon by each Purchaser and any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements (including the Prior Agreement) and understandings relating to the subject matter hereof; provided, that the Representations and Warranties contained in Section 8 of the Initial Agreement made as of the date specified therein (the “Initial Agreement Representations and Warranties”) shall survive the execution and delivery of this Agreement. Except as expressly provided in the preceding sentence, from and after the date hereof, the Prior Agreement shall cease to be of further legal effect and shall be null and void.

9.5 Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided that none of the rights of ARCC (or any of its Affiliates) pursuant to the proviso set forth in the definition of the term “Required Holder(s)” may be assigned to any Person (other than to an Affiliate of ARCC) without both the prior written consent of the Company and the approval of the Board of Directors of the Company.

9.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (a) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (b) in any way prejudice an attempt by any Holder to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

9.7 Notices. All written communications provided for hereunder shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient,

(b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), (c) on the Business Day following the date when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or (d) on the fifth (5th) Business Day following deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such communications shall be sent (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other Holder, addressed to such other Holder at such address as such other Holder shall have specified to the Company in writing or, if any such other Holder shall not have so specified an address to the Company, then addressed to such other Holder in care of the last Holder of such Security which shall have so specified an address to the Company, and (iii) if to the Company at the address set forth below:

HealthPort, Inc.

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Floor

Boston, MA 02199

Facsimile:        (617) 859-8797

Attention:        Jay Grossman, Erik Brooks, Hilary Grove

A copy of notices to the Company (which will not constitute notice to the Company) shall be sent to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile:        (212) 446-4900

Attention:        Armand A. Della Monica, Esq.

(provided that provision of such a copy is not required for the effectiveness of any notice and failure to provide any such copy shall not give rise to any liability), or at such other address as the Company shall have specified to the Holder of each Security in writing; provided, however, that any such communication to the Company may also, at the option of the Holder of any Security, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

9.8 Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

9.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.10 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY SECURITY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, OR OF THE UNITED STATES LOCATED IN THAT STATE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN SECTION 9.7, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.11 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Descriptive Headings; Advice of Counsel; Interpretation. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement than such party has been represented by counsel in connection with this Agreement and the other Transaction Documents, that such party has discussed this Agreement and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement and the other Transaction Documents have been resolved as set forth herein. No provision of this Agreement or any other Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Senior Preferred Stock Investor Rights Agreement on the day and year first above written.

HEALTHPORT, INC.

By:

Name:
Title:

[Signature Page to Senior Preferred Stock Investor Rights Agreement]

:

IN WITNESS WHEREOF, the parties hereto have executed this Senior Preferred Stock Investor Rights Agreement on the day and year first above written.

ABRY SENIOR EQUITY II, L.P.

By:	ABRY Senior Equity Investors II, L.P.,
Its General Partner

By:	ABRY Senior Equity Holdings II, LLC its Sole General Partner

By:
Name:
Title:

ABRY SENIOR EQUITY II-A, L.P.

By:	ABRY Senior Equity Investors II, L.P.,
Its General Partner

By:	ABRY Senior Equity Holdings II, LLC
its Sole General Partner

By:
Name:
Title:

ABRY SENIOR EQUITY CO-INVESTMENT FUND, L.P.

By:	ABRY Senior Equity Co-Investment GP, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Senior Preferred Stock Investor Rights Agreement on the day and year first above written.

ARES CAPITAL CORPORATION, a Maryland corporation

By:
Name:
Title:

[Signature Page to Senior Preferred Stock Investor Rights Agreement]

SCHEDULE A

Purchaser	Senior Preferred Shares	Aggregate Liquidation Value
ABRY Senior Equity II, L.P.
ABRY Senior Equity II-A, L.P.
ABRY Senior Equity Co-Investment Fund, L.P.
Ares Capital Corporation
Total

SCHEDULE 4.3(g)

Affiliate Transactions

1. Consulting Agreement dated as of the date hereof between Haynes, LLC and the Company.

2. Employment Agreement dated as of the date hereof between Patrick J. Haynes, III and the Company.

3. Services Agreement dated as of the date hereof between the Company and Thurston Group, Inc.

4. The Transaction Documents.

5. Any other agreement, arrangement or transaction identified in the Registration Statement of the Company filed on Form S-1 effective as of                     , 2009.

EXHIBIT A

Form of Certificate of Incorporation

(see attached)